CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference in this Registration Statement on Form F-3 of Sphere 3D Corp. of our report dated September 23, 2014, relating to the consolidated financial statements of Overland Storage, Inc. as of and for the years ended June 30, 2014 and 2013, appearing in the Registration Statement of Sphere 3D Corp. on Form F-4 (No. 333-197569) (and expresses an unqualified opinion and includes an explanatory paragraph regarding Overland Storage, Inc.’s going concern uncertainty), filed with the Securities and Exchange Commission.

/s/ Moss Adams LLP

San Diego, California
July 20, 2017